EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                              NEWTECH BRAKE CORP.,
                             A DELAWARE CORPORATION
                             ----------------------


         The undersigned, in order to amend its Certificate of Incorporation, hereby certifies as follows:

         FIRST:  The name of the Corporation is NewTech Brake Corp.

         SECOND: The Corporation hereby amends its Fourth Article in its Certificate of Incorporation as follows:

              "The total number of shares of common stock which this corporation is authorized to issue is: Two Hundred Million (200,000,000) shares with a par value of $0.0001 per share.

              The total number of shares of preferred stock which this corporation is authorized to issue is: Ten Million (10,000,000) shares with a par value of $0.0001 per share. The preferred stock may be issued in one or more series, from time to time, with each such series to have such designations, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors, subject to the limitations prescribed by law and in accordance with the provisions hereof, the Board of Directors being hereby expressly vested with authority to adopt any such resolution or resolutions."

         The amendment effected herein was authorized by the affirmative vote of a majority of (i) the Board of Directors on November 14, 2002 and (ii) the outstanding shares entitled to vote as per the record date of December 13, 2002.

         IN WITNESS WHEREOF, I hereunto sign my name and affirm that the statements made herein are true under the penalties of perjury, this 9th day of January, 2003.


                                         /s/ Yvon Rancourt
                                         _____________________________________
                                         Yvon Rancourt,
                                         President and Chief Operating Officer